FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND

Declares $0.08 Per Share, an increase of 14 Percent

BLOOMFIELD HILLS, MI, July 26, 2011 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has declared a cash dividend of $0.08 per share, representing an increase of 14% over the $0.07 dividend paid in the previous quarter.

Commenting on the dividend, Chairman Roger Penske said, “We believe providing shareholders with an increase in the quarterly dividend demonstrates the confidence we have in our strong operating performance and the resiliency of our business model while allowing the company to maintain financial flexibility to continue to invest in the business.”

The dividend is payable on September 1, 2011, to shareholders of record on August 10, 2011.

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 327 retail automotive franchises, representing 42 different brands and 26 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 155 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 15,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG. Actual results may vary materially because of risks and uncertainties, including adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to the earthquake in Japan in March 2011, as well as external factors such as macro-economic factors, interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

Find a vehicle: http://www.penskecars.com
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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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